EXHIBIT (11)
                       SPRINT CORPORATION
            COMPUTATION OF  EARNINGS PER COMMON SHARE
              (In Millions, Except Per Share Data)

                                          Twelve Months Ended
                                              December 31,
                                         1993     1992     1991
PRIMARY EARNINGS PER SHARE
Income from continuing operations     $ 480.6   $ 496.1   $ 472.7
Preferred stock dividends                (2.8)     (3.5)     (4.1)
                                        477.8     492.6     468.6

Discontinued operations, net            (12.3)               49.4
Extraordinary losses on early
 extinguishments of debt, net           (29.2)    (16.0)     (1.9)
Cumulative effect of changes in
 accounting principles, net            (384.2)     22.7
Earnings applicable to common stock    $ 52.1   $ 499.3   $ 516.1

Weighted average number of common
 shares <1>                             343.7     337.2     333.5

Primary earnings (loss) per share
 Continuing operations                 $ 1.39    $ 1.46    $ 1.41
 Discontinued operations                (0.04)               0.15
 Extraordinary item                     (0.08)    (0.05)    (0.01)
 Cumulative effect of changes in
  accounting principles, net            (1.12)     0.07
Total                                  $ 0.15    $ 1.48    $ 1.55

FULLY DILUTED EARNINGS PER SHARE
Income from continuing operations, net
 of preferred stock dividends         $ 477.8   $ 492.6   $ 468.6
Convertible preferred stock dividends     0.6       0.8       0.9
                                        478.4     493.4     469.5

Discontinued operations, net            (12.3)               49.4
Extraordinary losses on early
 extinguishments of debt, net           (29.2)    (16.0)     (1.9)
Cumulative effect of changes in
 accounting principles, net            (384.2)     22.7
Earnings as adjusted for purposes of
 computing fully diluted earnings per
 share                                 $ 52.7   $ 500.1   $ 517.0

Weighted average number of common
 shares                                 343.7     337.2     333.5
Additional dilution for common stock
 equivalents and dilutive securities      2.0       3.1       3.2
Total                                   345.7     340.3     336.7

Fully diluted earnings (loss) per
 share
 Continuing operations                 $ 1.38    $ 1.45   $ 1.40
 Discontinued operations                (0.04)              0.15
 Extraordinary item                     (0.08)    (0.05)   (0.01)
 Cumulative effects of changes in
  accounting principles                 (1.11)     0.07
Total                                  $ 0.15    $ 1.47   $ 1.54

<1>Weighted average number of common shares outstanding has been adjusted for dilutive common stock equivalents using the treasury stock method.